Exhibit 99.1

Contacts:

Medivation, Inc. Patrick Machado, Chief Financial Officer (415) 829-4101	WeissComm Partners Jani Bergan (415) 946-1064

MEDIVATION SECURES $100 MILLION

COMMITTED EQUITY FINANCING FACILITY

SAN FRANCISCO (September 10, 2007) – Medivation, Inc. (NASDAQ: MDVN) today announced that it has obtained a committed equity line of credit facility under which it may sell up to $100 million of its registered common stock to Azimuth Opportunity, Ltd. over an 18-month period. Medivation is not obligated to utilize any of the $100 million facility and remains free to enter other financing transactions. Medivation did not pay a commitment fee, or issue any warrants, to secure this facility.

Medivation will determine, at its sole discretion, the timing, dollar amount and floor price per share of each draw under this facility, subject to certain conditions. The number and price of shares sold in each draw are determined by a contractual formula designed to approximate fair market value, less a small discount. Any shares sold under this facility will be sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on August 20, 2007.

“As we prepare to begin our global Phase 3 Alzheimer’s disease trials next year, this extremely flexible facility is an important addition to our menu of financing options,” said Patrick Machado, senior vice president and chief financial officer of Medivation. “It gives us the ability to raise capital quickly and at a competitive cost, and to manage dilution more effectively by issuing shares in multiple tranches at times of our choosing over the next eighteen months. We believe these advantages will be of significant benefit to Medivation and our shareholders as we continue to execute our business plan.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in clinical development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates has been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial and operating results.

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